EXHIBIT 99.2

PRESS RELEASE

ESCALADE, INC. ANNOUNCES NEW LOAN COMMITMENT WITH JP MORGAN CHASE

Evansville, IN (March 25, 2009) Escalade, Incorporated (NASDAQ: ESCA) today announced it has signed a commitment letter with JP Morgan Chase, the company’s lender, for a new senior secured revolving credit facility in the maximum amount of $50.0 million and, through Chase’s London branch, a senior secured revolving credit facility in the maximum amount of 3.0 million EURO. The credit facility is to extend through May 17, 2010 provided the Company is in compliance with the stated financial covenants. Upon entry into the definitive new loan agreements, the Company’s existing covenant violations under its existing credit facilities with JP Morgan Chase will be waived.

“We are pleased to have signed a new loan commitment with JP Morgan Chase,’ stated Robert J. Keller, President and Chief Executive Officer of Escalade, Inc. “We are also making progress on many fronts to streamline our business and expand market opportunities.”

The Company has implemented a series of profit improvement initiatives designed to generate improved financial results. These actions include:

•	Closing of two manufacturing facilities (Evansville, Indiana and Reynosa, Mexico)
•	Consolidating table tennis production into the Rosarito, Mexico facility.
•	Reduced headcount by over 20%.
•	Reduced officer salaries by 10%.
•	Reduced director fees by 10%.
•	Reduced 401k company-matched contributions.
•	Suspended salary increases for all employees
•	Reduced overall SG&A by 20%

Escalade is a leading manufacturer and marketer of sporting goods and office products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Deborah Meinert, Vice President and CFO at 812/467-1251.

FORWARD LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks, include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade’s ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade’s ability to control costs, general economic conditions, fluctuations in operating results, changes in the securities markets, Escalade’s ability to obtain financing and to maintain compliance with the terms of such financing, and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission. Escalade’s future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to update these forward-looking statements after the date of this report.